Exhibit (a)(5)(i)

NET Serviços de Comunicação S.A. Corporate taxpayer’s ID (CNPJ/MF): 00.108.786/0001-65 Company Registry (NIRE): 35.300.177.240 Publicly-Held Company Rua Verbo Divino nº 1.356—1º andar, São Paulo – SP

MATERIAL FACT

Net Serviços de Comunicação S.A. (“NET”) hereby informs the public that, in accordance with the terms of paragraph 4 of article 157 of Law 6404/76 and Instruction 358/02 issued by the Brazilian Securities and Exchange Commission (“CVM”), Embratel Participações S.A. (“Embrapar”) issued a statement of material fact announcing that, in accordance with items 2.14 and 5.6 of the Notice of Unified Offer to Purchase Common Shares and Preferred Shares Issued by Net, as made public on October 17, 2013 (the “Edital”), Empresa Brasileira de Telecomunicações S.A. – Embratel will be responsible for acquiring all of the shares that are validly tendered in the auction of the offer described in the Edital (the “Offer”).

Embrapar also announced, for informational purposes, that the offer price including accrued interest at the CDI Rate through November 12, 2013 was R$29.62. Interest at the CDI rate will continue to accrue on the offer price through and including the date of the auction, in accordance with the terms of the Edital.

São Paulo, November 13, 2013

NET SERVIÇOS DE COMUNICAÇÃO S.A.

José Antônio Guaraldi Félix

CEO and Investor Relations Officer